October 27, 2023
Dear Investor:
MacKenzie Realty Capital, Inc. is pleased to announce that we are increasing the dividend again, to a rate of $0.125 per common share, our tenth consecutive quarterly increase in the dividend. The dividend is payable to common shareholders of record as of September 30, 2023.
Not only is the existing Wiseman portfolio an important and stabilized part of our overall portfolio, the Wiseman team also has the development experience to help us continue to grow. In fact, in the year-and-a-half that we have owned the Wiseman Company, the team has gotten our next multi-family project entitled in the city of Fairfield, CA, and we intend to break ground in the fourth quarter. We anticipate launching a private placement called “Aurora at Green Valley” to finance the project in the next couple of months, and encourage you to ask your financial advisor about it.
The Wiseman team has also successfully found, negotiated and closed upon the acquisition of our next property, a roughly 49,000 square foot office building with 3 extra acres located in Fairfield, CA. We intend for the excess land to be our next multi-family project after Aurora.
We appreciate your investment in MRC. We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered. We believe your confidence in us will be rewarded.
Sincerely,
MACKENZIE REALTY CAPITAL, INC.
Robert E. Dixon, President
The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors. This letter does not constitute an offer to purchase or sell Mackenzie securities. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. A copy of the Offering Circular may be obtained at: https://www.sec.gov/Archives/edgar/data/1550913/000155091322000031/mrc253g2111022.htm.